Exhibit 10.3(b)
Schedule identifying Split-Dollar Agreements covering executive officers or employees of The
Park National Bank or one of its divisions who are also directors or executive officers of Park
National Corporation, which Split-Dollar Agreements are identical to the Split-Dollar
Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank
     The following individuals entered into the Split-Dollar Agreements identified below, which Split-Dollar Agreements are identical to the Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell, Chairman of the Executive Committee of the Board of Directors and a director of each of Park and The Park National Bank (“Park National Bank”), and Park National Bank, filed as Exhibit 10(f) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772):

Subsidiary of Park
Name and Positions Held With Park	Date of Split-	which is Party to
and/or Principal Subsidiaries of Park	Dollar Agreement	Split-Dollar Agreement

C. Daniel DeLawder — Chairman of the Board, Chief Executive Officer and a director of each of Park and Park National Bank; a director of Vision Bank	May 26, 1993	Park National Bank

John W. Kozak — Chief Financial Officer of Park; Senior Vice President, Chief Financial Officer and a director of Park National Bank	June 2, 1993	Park National Bank

William A. Phillips — a director of Park; Chairman and a Member of the Advisory Board of Century National Bank, a division of Park National Bank	May 22, 1998	Park National Bank (as successor by merger to Century National Bank)

David L. Trautman — President, Secretary and a director of Park; President and a director of Park National Bank	September 23, 1993	Park National Bank